Exhibit 10.1

Date:	April 25, 2011

To:	Nigel Lee

Re:	MUTUALLY AGREED RESIGNATION
By Hand Delivery
Dear Nigel,
This is to acknowledge and confirm that MoneyGram International Pte. Ltd. and MoneyGram International, Inc. (collectively, the “Company”) and you mutually agree that, effective immediately, you are resigning from your employment at the Company and also resigning as a member of the Board of Directors of any Company affiliate. Because you are resigning your employment with the Company, the payment of your salary and all your benefits and entitlements shall cease immediately, and you are not entitled to any severance payment or other benefit, as agreed in Section 15.4 of your Letter of Appointment dated March 26, 2010.
Please also be advised that the Company considers your resignation to be a resignation without Good Reason under the MoneyGram International, Inc. 2005 Omnibus Incentive Plan, Non-Qualified Stock Option Agreement for Employees in Singapore dated April 22, 2010 (“Stock Option Agreement”). Accordingly, pursuant to Section 5(c) of that Stock Option Agreement, any portion of the Option that has not vested is immediately forfeited.
This letter also is to remind you of the obligations you agreed to undertake in the Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement (“Confidentiality Agreement”) you executed on February 5, 2010, including your obligation not to accept employment or otherwise render services for specified competitors of the Company for the next 12 months (Section 4.2), your obligation not to interfere with existing employment or similar relationships between the Company and its employees or contractors for the next 12 months (Section 4.3), and your obligation not to interfere in any way with the Company’s customer relationships for the next 12 months (Section 4.3). Of course, we also expect that you will honor your obligation not to ever use or disclose the Company’s Confidential Information and trade secrets (Section 3) or make any disparaging statements about the Company and/or its officers and employees (Section 6).
Please also note that pursuant to Section 7 of your Confidentiality Agreement, you are required to immediately return to the Company upon termination all Company property and information within your possession, including Company credit cards, Company-owned and issued computers, cellular telephones, computer software, Personal Digital Assistants (PDAs), building passes, Company files, manuals, entry cards, keys, etc. Please immediately provide all such property and other information that is in your possession at this time, and make arrangements for the immediate return of all such property and information (including but not limited to electronically-stored information) that is at your office, residence, or some other location.

For your reference and convenience, we are providing you with copies of your Letter of Appointment, Stock Option Agreement, and Confidentiality Agreement. Please note that your resignation will be without prejudice to the rights and remedies of the Company and to your continuing obligations under your Letter of Appointment, Stock Option Agreement, and Confidentiality Agreement. All of the Company’s rights against you are hereby reserved.
Yours faithfully
For and on behalf of
MoneyGram International Pte. Ltd.
and MoneyGram International, Inc.

/s/ Steve Piano	April 26th, 2011

Steve Piano	Date
Executive Vice President- Human
Resources and Corporate Services
I, Nigel Lee, hereby acknowledge and agree that, effective immediately, I am resigning from employment as an employee and/or officer of MoneyGram International Pte. Ltd., MoneyGram International, Inc., or any related corporate affiliate on the above terms.
I also hereby resign from any and all directorships held by me with respect to any corporate affiliate of MoneyGram International, Inc.

/s/ Nigel L. Lee	April 26th 2011

Nigel L. Lee	Date